July 16, 1996


Special Committee of the Board of Directors
Hallwood Energy Corporation
3710 Rawlins Street
Dallas, TX 75219

Attn.: Mr. Hans-Peter Holinger

Dear Special Committee Members:

         On behalf of the Special Committee of the Board of Directors ("the "Committee") of Hallwood Energy Corporation. (the "Company"), you have requested that Principal Financial Securities, Inc. ("PFS") act as an independent investment banker to review strategic options available to the Company and its shareholders and, if the Committee requests an opinion in connection with a particular transaction, for the purpose of rendering an opinion (the "Opinion") to the Committee as to the fairness from a financial point of view of the transaction to the Company's shareholders (called a "Transaction"). Any Opinion will address matters that are standard and appropriate for the particular transaction.

         The Company agrees to cooperate fully in providing PFS with information requested by PFS from the Company, its auditors, and legal counsel prior to our submitting our findings and any potential Opinion and allow us to perform our due diligence accordingly. The Company represents that the information provided by it to PFS (the "Information") will be true, complete, and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. PFS will make no independent investigation or verification of, and will assume and rely on the accuracy and completeness of the Information.

         PFS acknowledges that the Information includes proprietary or otherwise confidential information ("Confidential Information") and agrees to maintain such confidentiality for a period of two years and not reveal such Confidential Information to any third party or to any person within PFS, including its advisors and consultants, except on a need to know basis to fulfill this engagement and then only with the acknowledgment by such person of the sensitivity of the Confidential Information. Confidential Information, for the purposes of this engagement, shall not include:

     a. Information that was already in PFS's possession prior to the date hereof and which was not acquired or obtained from the Company or its agents, employees or affiliates.

     b. Information that is obtained or was previously obtained by PFS from a third party who, insofar as is known to PFS after reasonable inquiry, is not prohibited from transmitting the information to PFS by a contractual, legal or fiduciary obligation to the Company, to its agents or its affiliates.

     c. Information that is or becomes generally available to the public other than as a result of a disclosure by PFS.


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The terms and conditions by which PFS proposes to provide the services requested are as follows:

         1. PFS' compensation for undertaking and delivering an analysis of Strategic Options open to the Company shall be $40,000.00 of which $30,000.00 shall be paid by the Company upon the execution of this letter and $10,000.00 upon the date PFS is prepared to deliver the Analysis. Should PFS issue the Opinion the fee shall include an additional $25,000.00. The Company shall reimburse PFS for all travel and out-of-pocket expenses incurred in connection with the engagement of PFS hereunder, including fees and expenses of its legal counsel, which amount shall not exceed $5,000.00 without written authorization from the Company to do so.

         2. Any Opinion provided by PFS shall contain customary and appropriate recitals and assumptions and shall address only the matters described in the first paragraph of this letter.

         3. Any Opinion and any advice, written or oral, provided by PFS pursuant to this letter will be solely for the confidential use of the Committee in connection with their consideration of Strategic Options and are not to be used, circulated, quoted, or otherwise referred to for any other purpose, nor is any Opinion or any such advice to be filed with, included in or referred to in whole or in part in any prospectus, information or proxy statement, filing, other document, or any communication with the Company's shareholders except that the Company may provide a copy of any Opinion to its shareholders for their information as an exhibit to a proxy statement or tender offer documentation disseminated in connection with any potential Transaction provided that before any document is filed with the Securities and Exchange Commission or mailed to the stockholders of the Company, the Company shall furnish to PFS a draft thereof, including all disclosures of and references to any Opinion, and shall make no such filing or mailing as to which PFS shall reasonably object. PFS agrees to cooperate with the Company, as regards to the form and content of any Opinion, in trying to accommodate SEC comments, if any.

         4. Any Opinion shall be delivered in a timely manner and shall be effective as of the date of delivery and shall not address developments or circumstances subsequent to such date.

         5. The Company agrees that PFS shall not have any liability (including liability for losses, claims, damages, or liabilities resulting from any negligent act by PFS) to the Company or any person (including the shareholders of the Company) claiming through the Company or otherwise, for or in connection with the services or matters that are the subject of this letter, except to the extent that a court having jurisdiction shall have determined by a final judgment that such liability resulted primarily and directly from PFS' gross negligence or willful misconduct. "Person", for purposes of this letter, shall include any individual, corporation, partnership or other entity.

         6. Recognizing that transactions of the type contemplated by this engagement sometimes result in litigation and that the role of PFS is limited to acting as the Company's financial advisor, the Company will indemnify PFS and its directors, officers, agents, employees, and affiliates (collectively


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referred to as  "Indemnified  Party") to the full extent  permitted by Texas law
against  any  and  all  losses  and   expenses   incurred   in  suits,   claims,
investigations, or proceedings arising out of PFS' engagement hereunder or any Transaction (collectively, "Claims"). The Company shall not be obliged to indemnify PFS, however, to the extent that any Claim is found by the final and non-appealable judgment of a court or other competent authority to have proximately resulted from willful bad faith or gross negligence of PFS in the performance of the services which are the subject of this agreement. The Company also agrees to immediately reimburse PFS for its costs of investigating, defending, and resolving any Claims, including the reasonable fees and expenses of PFS' attorneys, expert witnesses, consultants, and agents. The Company may not withhold reimbursement of PFS' costs pending final determination of the Company's indemnification obligation, but may recover those funds if it is
determined  that  indemnification  is  unavailable   hereunder.   The  Company's
indemnification and reimbursement obligations extend to the settlement by PFS of any Claims; provided however that the Company will not be liable for any settlement entered into without the Company's consent which consent shall not be unreasonably withheld.

         Upon the receipt by an Indemnified Party of actual notice of a Claim against such Indemnified Party with respect to which indemnity may be sought under this agreement, the Indemnified Party shall promptly notify the Company in writing: provided that failure to so notify the Company shall relieve the Company only to the extent the Company may be materially prejudiced by the failure. The Company shall, if requested by PFS, assume the defense of any Claim including the employment of counsel reasonably satisfactory to PFS. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such claim (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Claim in the same jurisdiction.

         7. To the extent PFS has any liability for its gross negligence or willful misconduct, or is otherwise found to be liable or obligated to provide contribution, in connection with the services or matters that are subject of this letter, the Company agrees that PFS' liability shall be limited to the amount of the fees paid to it hereunder and that PFS shall have no liability for any punitive or consequential damages.

         8. If the Company or the Company's Board of Directors is a party to or a subject of any judicial or administrative proceeding or investigation in connection with PFS's engagement hereunder or any Transaction, PFS will, at the request of the Company or its board, testify or otherwise present evidence or make submissions in appropriate form as to PFS' performance of its obligations hereunder. The Company shall pay $200.00 per person per hour for time expended pursuant to this paragraph 8, and a minimum of $1,000.00 per day per person for any day the person provides court testimony or presents evidence, plus out of


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pocket  expenses and shall reimburse PFS for all reasonable fees and expenses of any counsel engaged by PFS in connection therewith.

         9. The parties agree that the sole capacity in which PFS will be acting is in connection with reviewing strategic options and providing a fairness opinion to the Company and that PFS is not acting as an agent for the Company or its shareholders, notwithstanding that PFS' fees hereunder are to be paid by the Company.

         10. This letter shall be interpreted and enforceable under Texas law, without giving effect to the principles of choice of law of such state, and the parties agree that any suit filed in connection with this letter or the services or matters that are the subject of this letter shall be filed in the appropriate state or federal court in Dallas County, Texas.

         11. The benefits of this letter shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their respective successors, assigns, heirs and representatives. The obligations and liabilities of the parties contained in this letter shall be binding upon their respective successors and assigns.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate of this letter with a check in the amount of $30,000.00 to PFS, whereupon this letter shall constitute a binding agreement between the Company and PFS.

                                          Sincerely yours,

                                          PRINCIPAL FINANCIAL SECURITIES, INC.

                                          By:  /s/John W. Bishop
                                             -----------------------
                                                  John W. Bishop,
                                                  Sr. Vice President


ACCEPTED AND AGREED THIS
17th day of July, 1996.

HALLWOOD ENERGY CORPORATION

By:  /s/William L. Guzzetti
     -----------------------
        William L. Guzzetti,
        President


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